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                                                                    Exhibit 10.1

                                                                  EXECUTION COPY







                               PURCHASE AGREEMENT


                                     BETWEEN


                     ALTERNATIVE CONSTRUCTION COMPANY, INC.
                             A FLORIDA CORPORATION,

                                       AND

                   ALTERNATIVE CONSTRUCTION TECHNOLOGIES CORP.
                             A TENNESSEE CORPORATION

                                     DATED:

                                DECEMBER 15, 2004





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                                TABLE OF CONTENTS

1.   Definitions...............................................................1

2.   Purchase and Sale of Business.............................................4

     2.1      Purchase and Sale................................................4
     2.2      Purchased Assets.................................................4
     2.3      Excluded Assets..................................................4
     2.4      Assumption of Certain Liabilities................................5
     2.5      Excluded Liabilities.............................................5

3.   Purchase Price and Payment................................................5

     3.1      Purchase Price...................................................5
     3.2      Tax and Accounting Consequences..................................6
     3.3      Price Reduction Upon Certain Events..............................6

4.   Pre-Closing Matters.......................................................6

     4.1      Operation of Purchased Assets....................................6
     4.2      Consents.........................................................7
     4.3      Notification of Certain Events...................................7
     4.4      Access to Information............................................8
     4.5      Public Announcements.............................................8

5.   Conditions to Closing.....................................................8

     5.1      Transferor's Conditions..........................................8
     5.2      Acquiror's Conditions............................................9

6.   Closing..................................................................10

     6.1      Time and Place of Closing.......................................10
     6.2      Closing Deliveries..............................................10
     6.3      Closing Cost....................................................11
     6.4      Possession......................................................11
     6.5      Bridge Loan.....................................................11

7.   Representations and Warranties...........................................11

     7.1      Transferor's Representations and Warranties.....................11
     7.2      Acquiror's Representations and Warranties.......................19


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8.   Additional Covenants.....................................................20

     8.1      Covenants by Each Party.........................................20
     8.2      Indemnification.................................................20
     8.3      Retention of and Access to Books and Records....................21

9.   Termination..............................................................21

     9.1     Termination Events...............................................21
     9.2     Effect of Termination............................................21

10.  Default; Remedies........................................................21

     10.1     Time of Essence.................................................21
     10.2     Remedies........................................................21

11.  Survival of Representations and Warranties; Escrow.......................22

     11.1     Survival of Representations and Warranties......................22
     11.2     Stockholder Escrow Arrangements.................................22

12.  Escrow Agent's Duties....................................................26

13.  Limitation on Liability..................................................27

14.  Construction and Interpretation..........................................27

15.  Miscellaneous Provisions.................................................28

     15.1     Survival of Covenants...........................................28
     15.2     Expenses........................................................28
     15.3     Binding Effect..................................................28
     15.4     Assignment......................................................28
     15.5     Notices.........................................................28
     15.6     Waiver..........................................................29
     15.7     Amendment.......................................................29
     15.8     Severability....................................................29
     15.9     Integration.....................................................29
     15.10    Governing Law...................................................29
     15.11    Arbitration.....................................................30
     15.12    Execution.......................................................30
     15.13    Waiver of Conflicts.............................................30
     15.14    Incorporation of Recitals, Exhibits, and Schedules..............30
     15.15    Further Assurances..............................................30
     15.16    No Third Party Beneficiaries....................................30
     15.17    Bulk Sales......................................................30


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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into this 14th day of December with effect as of January 15, 2005 (the "Effective Date") by and between Alternative Construction Technologies Corp., a Tennessee corporation ("Transferor") and Alternative Construction Company, Inc., a Florida corporation ("ACC" or "Acquiror").

                                    RECITALS

         A. Transferor is in the business of producing, marketing and distributing proprietary wall panels for the construction industry (the "Business").

         B. Transferor wishes to sell to Acquiror certain assets as described in
Section 2.2 associated with Transferor's Business and Acquiror wishes to purchase such assets from Transferor, in each case on the terms and conditions set forth in this Agreement (this term and all other capitalized terms used herein having the respective meanings set forth in this Agreement).

                                   AGREEMENTS

         In consideration of the foregoing, the mutual covenants of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

            "Agreement" shall mean this Purchase Agreement.

            "Acquiror" shall have the meaning set forth in the preamble to this Agreement.

            "Acquiror's Knowledge" shall mean that any of the officers or directors of Acquiror are actually aware of a particular fact or other matter.

            "Assumed Liabilities" shall have the meaning set forth in Section
2.4.

            "Best Efforts" shall mean the efforts that a prudent Person who wishes to achieve a result would use in similar circumstances to achieve such result as expeditiously as reasonably possible.

            "Bill of Sale" shall mean the document described in Section
6.2.1(a).

            "Books and Records" shall mean all books and records of Transferor that are necessary to conduct the Business, the ownership, use, and operation of the Purchased Assets, or the payment or performance of the Assumed Liabilities, including any such records maintained on computer and all related computer software.


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            "Breach" shall mean any material inaccuracy in or material breach of, or any material failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision of this Agreement or any document delivered pursuant to this Agreement.

            "Business" shall have the meaning set forth in the Recitals.

            "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington are authorized or required by applicable Legal Requirements to be closed.

            "Closing" shall mean the closing of this transaction, at which the events set forth in Section 6.2 shall occur.

            "Closing Date" shall mean the date on which the Closing occurs.

            "Preferred Stock" shall have the meaning set forth in Section 3.1.

            "Consent" shall mean any approval, consent, ratification, waiver, or other authorization, including any Governmental Authorization.

            "Contract" shall mean any agreement, contract, lease, obligation, promise, or understanding, whether written or oral and whether express or implied, that is legally binding.

            "Damages" shall have the meaning set forth in Section 8.2.

            "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

            "Excluded Assets" shall have the meaning set forth in Section 2.3.

            "Governmental Authority" shall mean any national, federal, state, provincial, county, municipal, or local government, foreign or domestic, or the government of any political subdivision of the any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to the government, including any quasi-governmental entity established to perform any such functions.

            "Governmental Authorization" shall mean any Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

            "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptation, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation) and (g) all other proprietary rights.



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            "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

            "Lien" shall mean a monetary encumbrance against a Purchased Asset.

            "Ordinary Course of Business" shall mean any action taken by a Person if, and only if, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

            "Organizational Documents" shall mean (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership,
(iii) the limited partnership agreement and certificate of limited partnership of a limited partnership, (iv) any charter, operating agreement, or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing.

            "Patents" shall mean those patents used in the Business and listed on Exhibit A hereto.

            "Permitted Encumbrances" shall mean those encumbrances incurred in the ordinary course of business or otherwise in existence as of the Closing Date.

            "Person" shall mean an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated organization or association, joint venture, or other organization, whether or not a legal entity, or a Governmental Authority.

            "Possession Date" shall mean 12:01 a.m., on the day following the Closing Date.

            "Proceeding" shall mean any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

            "Purchase Price" shall have the meaning set forth in Section 3.1.

            "Purchased Assets" shall have the meaning set forth in Section 2.2.

            "Release Agreement" shall mean the Agreement described in Section 8.1.1.



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            "Representative" shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of or to such Person, including such Person's attorneys, accountants, and financial advisors.

            "Transferor" shall have the meaning set forth in the preamble to this Agreement.

            "Transferor Shareholders" shall have the meaning set forth in
Section 3.2.

            "Transferor's Knowledge" shall mean that any of the officers or directors of Transferor are actually aware of a particular fact or other matter.

            "Tax" shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee

         2. Purchase and Sale of Assets.

            2.1 Purchase and Sale. Transferor agrees to transfer and sell the Business to Acquiror, and Acquiror agrees to acquire the Busines from Transferor, in each case for the price and on the terms and conditions set forth in this Agreement. Upon payment of the Purchase Price as described in Section 3 hereof and the satisfaction of the other terms of this Agreement, Transferor shall sell, transfer, assign and deliver all assets constituting the Business to Acquiror on the Closing Date free and clear of any and all liens, encumbrances, security interests or obligations, except for Permitted Encumbrances.

            2.2 Purchased Assets. The assets to be sold by Transferor to Acquiror pursuant to this Agreement (the "Purchased Assets") shall be all of Transferor's assets used in and constituting the Business, with the exception of the Excluded Assets described in Section 2.3.

            2.3 Excluded Assets. All assets of Transferor not specifically included in the Purchased Assets (the "Excluded Assets") shall not be acquired by Acquiror pursuant to this Agreement.

            2.4 Assumption of Certain Liabilities. Acquiror shall at Closing assume certain liabilities of Transferor described on Exhibit B (the "Assumed Liabilities"), but excluding any other liabilities of Transferor whatsoever.

            2.5 Excluded Liabilities. Acquiror shall not assume any of the liabilities of Transferor not identified in Section 2.4 above. Without limiting the generality of the foregoing, Acquiror shall not assume any liabilities:

                (a) attributable to any of the Excluded Assets;



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                (b) liabilities for any income, gain, profit or similar Tax arising out of or resulting from the sale, conveyance, transfer, assignment and delivery of the Purchased Assets provided for in this Agreement;

                (c) all Taxes imposed on or with respect to the Business for all
            Pre-Closing Periods;

                (d) liabilities for any sales, exercise, transfer or other tax on or arising out of the sale, conveyance, transfer, assignment or delivery of the Purchased Assets;

                (e) liabilities and obligations pursuant to any agreements relating to the employment of any individual in connection with Transferor's business, including, but not limited to liabilities for any option, warrant, bonus, performance, golden parachute, consulting, or similar liability;

                (f) liabilities and obligations (whether fixed or contingent)
            with respect to the Employee Benefit Plans; and

                (g) all liabilities and obligations arising out of the Excluded
            Assets.

                (h) liability for any contract not assigned to Acquiror;

                (i) liability for any employee or stockholder loan;

                (j) liability for any pending lawsuits, including those listed on Schedule 7.1.15; and

                (k) liability for Transferor's costs, fees, and expenses of this transaction.

         3. Purchase Price and Payment.

            3.1 Purchase Price. In consideration of (i) the sale, transfer and conveyance to Acquiror of the Business, Acquiror shall, at the Closing, transfer to Transferor Five Hundred Thousand Dollars ($500,000.00) and Seven Hundred Fifty Thousand (750,000) shares of ACC Series B Preferred Stock (the "Preferred Stock") to be issued by Acquiror (the "Shares") and as more fully described on Exhibit E hereto. The number of Shares to be transferred to Transferor shall be appropriately adjusted to reflect the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Transferor's Preferred Stock occurring after the Effective Date and prior to Closing, so as to provide Transferor the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, or like change. The consideration described in this Section 3.1 is herein referred to as the "Purchase Price."

            3.2 Tax and Accounting Consequences. As a result of the transfer of the Shares to Transferor, in accordance with the terms and conditions set forth in this Agreement, there may be certain Tax and accounting consequences to the shareholders of the Transferor (the "Transferor Shareholders"), who will be the ultimate recipients of the Shares.

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ACQUIROR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NOR ARE ANY
INTENDED OR SHOULD ANY BE INFERRED, REGARDING THE ECONOMIC RETURN OR THE TAX CONSEQUENCES TO THE TRANSFEROR SHAREHOLDERS WHO WILL ACQUIRE THE SHARES. ACQUIROR, THEREFORE, RECOMMENDS THAT THE TRANSFEROR SHAREHOLDERS CONSULT THEIR OWN ATTORNEYS, ACCOUNTANTS AND FINANCIAL ADVISORS ABOUT THE LEGAL AND TAX CONSEQUENCES AND THE FINANCIAL RISKS AND MERITS OF RECEIVING THE SHARES.

            3.3 Price Reduction Upon Certain Events. In the event of any damage, loss, destruction or condemnation of any of the assets constituting the Business (excluding damage or destruction caused by Acquiror or any of its affiliates), or any taking of any of the assets constituting the Business by eminent domain, between the Effective Date and the Closing Date, Acquiror shall have the right, by notice given to Transferor within ten (10) days of such event (but in any case prior to the Closing Date), to terminate this Agreement. If Acquiror does not elect to terminate this Agreement, the Purchase Price shall be reduced by an amount equal to the resulting reduction in the value of the Purchased Assets, which shall be attributed to the Transferor whose respective Purchased Assets were so damaged, lost, destroyed or condemned. Transferor shall be entitled to retain any insurance proceeds or condemnation awards paid or payable on account of such damage or destruction or such taking. Transferor and Acquiror agree to negotiate in good faith regarding the reduction in value resulting from any damage to or destruction or condemnation of the Purchased Assets.

         4. Pre-Closing Matters.

            4.1 Operation of Business. Between the Effective Date and the Closing Date, Transferor shall:

                4.1.1 Continue to conduct the Business and operate and maintain the assets used in the Business in the Ordinary Course of Business;

                4.1.2 Not sell, lease, or otherwise transfer or dispose of any assets used in the Business, or any interest therein, other than transfers and dispositions made in the Ordinary Course of Business or transfers and dispositions otherwise authorized by its President;

                4.1.3 Not permit or allow any assets used in thee Business to become subject to any additional Lien (other than Permitted Encumbrances);

                4.1.4 Maintain the levels of Inventories and supplies in the Business at customary levels; and

                4.1.5 Use its Best Efforts to maintain the relations and goodwill with suppliers, customers, and others having business relationships with Transferor in connection with the Business.


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            4.2 Consents.

                4.2.1 Acquiror and Transferor shall use their respective Best Efforts, each at its own expense, to obtain all such Consents as soon as practicable after the Effective Date required to transfer to Business to Acquiror. In the event any such Consent is not obtained by the Closing Date, Transferor agrees to continue to use its Best Efforts thereafter, in cooperation with Acquiror, to obtain such Consent as soon as practicable.

                4.2.2 Acquiror shall provide all cooperation reasonably requested by Transferor in connection with obtaining the Consents, including the provision of any information relating to Acquiror that may be requested by the Person from whom any such Consent is required.

            4.3 Notification of Certain Events.

                4.3.1 By Transferor. Between the Effective Date and the Closing Date, Transferor shall give prompt notice to Acquiror in the event Transferor becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Transferor set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Transferor in this Agreement, or (iv) the occurrence of any event that Transferor believes will make the satisfaction of any of the conditions set forth in Section 5 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause (i) or (ii) would have required any change in any of the Schedules or Exhibits to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Transferor shall promptly deliver to Acquiror a supplement to such Schedule or Exhibit specifying the necessary change.

                4.3.2 By Acquiror. Between the Effective Date and the Closing Date, Acquiror shall give prompt notice to Transferor in the event Acquiror becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Acquiror set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Acquiror in this Agreement, or (iv) the occurrence of any event that Acquiror believes will make the satisfaction of any of the conditions set forth in Section 5 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause (i) or (ii) would have required any change in any of the Schedules or Exhibits to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Acquiror shall promptly deliver to Transferor a supplement to such Schedule or Exhibit specifying the necessary change.

                4.3.3 No Effect on Remedies. The delivery of a notice or supplement pursuant to Sections 4.3.1 and 4.3.2 shall have no effect on the remedies of any party hereunder.



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            4.4 Access to Information. Between the Effective Date and the
Closing Date, Transferor shall, upon reasonable notice from Acquiror, (i) give Acquiror and its representatives access (during normal business hours), in a manner so as not to interfere with Transferor's normal operations and subject to reasonable restrictions imposed by any such representative, to all key employees employed in the Business and to all the Books and Records relating thereto, and
(ii) cause its representatives to make available to Acquiror for the purpose of making copies thereof such financial and operating data and other information with respect to the Business as Acquiror may reasonably request.

            4.5 Public Announcements. Except as otherwise required by applicable Legal Requirements, any public announcement or similar publicity with respect to this Agreement or this transaction shall be issued, if at all, only with such contents, at such time and in such manner as the parties may agree. If a party believes that it is required by applicable Legal Requirements to make any such public announcement, it shall first provide to the other party the content of the proposed announcement, the reasons such announcement is required to be made, and the time and place that the announcement will be made.

         5. Conditions to Closing.

            5.1 Transferor's Conditions. Transferor's obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Transferor in writing in its sole discretion) of each of the following conditions:

                5.1.1 All representations and warranties of Acquiror set forth in this Agreement and each such representation and warranty shall have been accurate in all respects as of the Effective Date and shall be accurate in all respects as of the Closing Date, as if made on the Closing Date.

                5.1.2 (i) All of the covenants and obligations that Acquiror is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing and each such covenant and obligation (considered individually) shall have been performed and complied with in all respects; and (ii) Acquiror shall have made the deliveries of documents required to be made pursuant to
Section 6.2.2; provided, however, that with respect to the covenants and obligations described in this Section 5.1.2, a failure of the foregoing condition shall not be deemed to have occurred unless (a) Transferor has given Acquiror notice specifying the nature of any Breach of such covenants or obligations in reasonable detail, and (b) either (y) Acquiror has failed to cure such Breach within ten (10) business days after such notice is given, or (z) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within ten (10) business days despite the exercise of Best Efforts, Acquiror has failed to commence curative action within ten (10) Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

            5.2 Acquiror's Conditions. Acquiror's obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Acquiror in its sole discretion) of each of the following conditions:



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                5.2.1 All representations and warranties of Transferor set forth in this Agreement shall have been accurate as of the Effective Date and shall be accurate as of the Closing Date, as if made on the Closing Date.

                5.2.2 All of the covenants and obligations that Transferor are obligated to perform or comply with pursuant to this Agreement prior to or at the Closing shall have been performed and complied with; and (ii) Transferor shall have made the deliveries of documents required to be made pursuant to
Section 6.2.1.

                5.2.3 To the extent, if any, that Acquiror is required to obtain any Governmental Authorizations that relate to the Business or the ownership, use, and operation of the assets used in the Business, Acquiror shall have obtained such Governmental Authorizations and such Governmental Authorizations shall be in full force and effect as of the Closing Date or subject to issuance to Acquiror upon consummation of this transaction.

                5.2.4 As of the Closing Date, there shall not be in effect any legal requirement or any injunction or other order that prohibits the transfer of any portion of the Purchased Assets by Transferor to Acquiror.

                5.2.5 Between the Effective Date and the Closing Date, there shall have been no damage to or destruction of any of the assets used in the Business (excluding damage or destruction (i) caused by Acquiror or any of its affiliates; or (ii) that does not have a material adverse effect on the Businesses), nor any taking of any material portion of the assets used in the Business by eminent domain.

                5.2.6 Since the Effective Date, there shall not have been commenced or threatened against Acquiror or Transferor or any related person of Acquiror or Transferor any proceeding (i) seeking damages or other relief in connection with, any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing this transaction or making this transaction illegal.

                5.2.7 Transferor shall have executed a Release Agreement, on terms and conditions acceptable to Acquiror.

                5.2.8 Transferor shall have executed all documents necessary to transfer and assign any of the Transferor's Intellectual Property which is being transferred pursuant to this Agreement.

                5.2.9 The Shareholders of Transferor shall have approved the transaction.

                5.2.10 The Closing of the Acquisition by Acquiror of Quality Metal Systems, LLC ("QMC") and the transfer of the patents to Acquiror shall have occurred simultaneously with the Closing of this transaction.



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         6. Closing.

            6.1 Time and Place of Closing. The Closing shall take place at the offices of QMC or at such other location as the parties may mutually agree. Subject to the provisions of Section 7, the Closing shall take place commencing at 2:00 p.m. (Eastern Standard Time) on January 15, 2005, unless Transferor, in its sole discretion, determines that shareholder approval of the transactions contemplated by this Agreement is necessary or desirable, in which case Closing shall take place on January 15, 2005 or, in either case, on such other date as is mutually acceptable to the parties.

            6.2 Closing Deliveries.

                6.2.1 At the Closing, Transferor shall deliver, or cause to be delivered, to Acquiror:

                (a) A fully executed Bill of Sale and Assignment and Assumption in the form of Exhibit C to this Agreement (the "Bill of Sale") conveying to Acquiror all personal property to be acquired by Acquiror pursuant to this Agreement and providing for (i) the assignment to Acquiror of the contract rights, and all other intangible personal property included in the assets used in the Business and (ii) Acquiror's assumption of the Assumed Liabilities;

                (b) A Certificate of an officer of Transferor (i) certifying to the attached resolutions of the board of directors and shareholders, if the board of directors deems it necessary, of Transferor authorizing this transaction, and (ii) attesting to the incumbency of the authorized officers of Transferor executing this Agreement and the Transferor's closing documents;

                (c) A duly authorized and executed Release Agreement required by
            Section 8.1.1;

                (d) A Certificate of an authorized officer of the Transferor certifying as to the accuracy of the Transferor's representations and warranties under Section 7.1;

                (e) All Consents necessary to permit Transferor to transfer the
            Purchased Assets to Acquiror; and

                (f) All necessary documents to transfer and assign any
            Intellectual Property which is being transferred pursuant to this Agreement; and

                (g) all of the books and records of Transferor.

                6.2.2 At the Closing, Acquiror shall deliver, or cause to be delivered, to Transferor:

                (a) A counterpart copy of the Bill of Sale, executed by
            Acquiror;

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                (b) A Certificate of an authorized officer of Acquiror (i)
            certifying attached resolutions of the boards of directors and shareholders of Acquiror authorizing this transaction, and (ii) attesting to the incumbency of the authorized officer of Acquiror executing this Agreement and the Acquiror's closing documents;

                (c) A duly authorized and executed Release Agreement as required by Section 8.1.1;

                (d) A Certificate of an authorized officer of the Acquiror certifying as to the accuracy of the Acquiror's representations and warranties under Section 7.2;

                (e) A Certificate of an authorized officer of the Acquiror certifying the number of shares that Transferor shall be entitled to in accordance with the terms and conditions of this Agreement; and

                (f) A counterpart copy of necessary documents to transfer and assign any Intellectual Property which is being transferred pursuant to this Agreement.

            6.3 Closing Costs. Transferor and Acquiror shall each pay one-half (1/2) of the following costs associated with the Closing: (i) recording fees with respect to the assignment of any Intellectual Property and (ii) all sales and excise taxes due in connection with this transaction.

            6.4 Possession. Acquiror shall be entitled to possession of the Purchased Assets on the Possession Date as that term is defined in Section 1.

         7. Representations and Warranties.

            7.1 Transferor's Representations and Warranties. Transferor represents and warrants to Acquiror as follows:

                7.1.1 Organization and Good Standing. Transferor is a corporation, duly formed, validly existing and in good standing under the laws of the State of Tennessee. Transferor has the corporate power to own its properties and to carry on its business as now being conducted. Transferor is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), prospects, financial condition or results of operations of Transferor (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). Transferor has delivered a true and correct copy of its Articles of Incorporation and By-laws, each as amended to date, to Acquiror.

                7.1.2 Title to Assets. Transferor has good and marketable title to the assets used in the Business, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever, except such Permitted Encumbrances, as that term is defined in Section 1. By virtue of the deliveries made at the Closing, Acquiror will obtain good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever, except any Permitted Encumbrances.

                7.1.3 Authority; No Conflict.

                (a) This Agreement constitutes the legal, valid, and binding obligation of Transferor, enforceable against Transferor in accordance with its terms. Upon its execution and delivery by Transferor at the Closing, the Transferor's closing documents will constitute the legal, valid, and binding obligations of Transferor, enforceable against Transferor in accordance with its respective terms. Transferor has full corporate power, authority, and capacity to execute and deliver this Agreement and Transferor's closing documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Boards of Directors, and shareholders, if the Boards of Directors deems it necessary, of Transferor has approved this Agreement and the transactions contemplated hereby.

                (b) Neither the execution and delivery of this Agreement, nor the performance of any of Transferor's obligations hereunder, nor the consummation of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene, conflict with or result in a violation of any provision of Transferor's Organizational Documents or any resolution adopted by the Boards of Directors or shareholders of Transferor; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other person the right to challenge this transaction or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Transferor or any of the assets used in the Business is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of any governmental authorization; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or
            (v) result in the imposition or creation of any lien upon or with respect to any of the assets used in the Business; except, in the case of clauses (i), (ii) and (iii) above, for contraventions, conflicts or violations which do not have a material adverse effect on the ability of Transferor

                (c) to consummate the transactions contemplated hereby.

                (d) Transferor represents and warrants that it is not and will not be required to give any notice to, make any filing with, or obtain any material Consent from any person in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of this transaction, other than the Consents described on Schedule 4.2.1. except, for Consents, the failure of which to obtain would not have a material adverse effect on the ability of the Transferor to consummate the transactions contemplated hereby.

                7.1.4 Books and Records. The Books and Records are complete and correct in all material respects and have been maintained in accordance with sound business practices.

                7.1.5 Possession of Assets. The assets used in the Business are assets of the Transferor as of the Effective Date and are in Transferor's possession as of the Effective Date, and that Transferor has all requisite title or license to convey the Purchased Assets to Acquiror as contemplated by the Agreement.

                7.1.6 No Material Adverse Changes. There have been no material adverse changes to the Business, operations or financial condition other than as disclosed to Acquiror.

                7.1.7 Certain Proceedings. No proceeding is pending or, to Transferor's Knowledge, has been threatened against Transferor that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

                7.1.8 Transferor Financial Statements. (a) Transferor has heretofore furnished Acquiror with financial statements in respect of the Business for the fiscal years ending June 30, 2004, 2003, and 2002 (the "Financial Statements"), (b) The Financial Statements were prepared in accordance with generally accepted accounting terms as utilized in the United States, consistently applied, and accurately present the financial condition of the Transferor for the periods presented.

                7.1.9 To the Knowledge of Transferor, since June 30, 2004, (i) there has been no material adverse change in the Condition of the Business, (ii) the Business has, in all material respects, been conducted in the ordinary course of business consistent with past practice, (iii) there has not been any material obligation or liability (contingent or otherwise) incurred by Transferor with respect to the Business other than obligations and liabilities incurred in the ordinary course of business, (iv) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any properties or assets having a value in excess of $5,000 in any case other than in the ordinary course of business, and (v) none of the assets of Transferor have been used to reduce liabilities which are not being assumed by Acquiror.

                7.1.10 No Undisclosed Liabilities. Except as set forth on the Balance Sheet, included in the Financial Statements, Transferor does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $5,000 individually or $10,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles).

                7.1.11 Tax and Other Returns and Reports.

                (a) Definition of Taxes. For the purposes of this Agreement,
            "TAX" or, collectively, "TAXES," shall have the meaning set forth in
            Article 1 hereof.

                (b) Tax Returns And Audits. Except as set forth in

         Schedule 7.1.11:

                (i) Transferor as of the Closing Date will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to Transferor, its operations and the Business and such Returns will be true and correct in all material respects and will have been completed in accordance with applicable law in all material respects.

                (ii) Transferor as of the Closing Date: (A) will have paid or accrued all material Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                (iii) Transferor has not been adjudicated delinquent by any Tax
            Authority in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Transferor, nor has Transferor executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                (iv) No audit or other examination of any Return of Transferor is presently in progress, nor has Transferor been notified of any request for such an audit or other examination.

                (v) Transferor does not have any material liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and Transferor has no knowledge of any basis for the assertion of any such liability attributable to Transferor, its assets or operations.

                (vi) Transferor has provided to Acquiror copies of all federal and state income and all state sales and use Tax Returns filed for fiscal years 2001, 2002, 2003 and 2004.

                (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of Transferor relating to or attributable to Taxes.

                (viii) Transferor has no knowledge of any basis for the
            assertion of any claim relating or attributable to Taxes, which if adversely determined, would result in any Lien on the assets of Transferor.

                (ix) None of Transferor's assets are treated as "tax- exempt use property" within the meaning of Section 168(h) of the Code.

                (x) As of the Closing Date, Transferor will not be a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Transferor that could obligate Transferor to pay any amount that would not be deductible pursuant to Section 280G of the Code.

                (xi) Transferor has not filed any consent agreement under
            Section 341(f) of the Code nor agreed to have Section 341 (f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Transferor.

                (xii) Transferor is not a party to a tax sharing or allocation agreement nor does Transferor owe any amount under any such agreement.

                (xiii) Transferor is not, and has not been at any time, a
            "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                (xiv) Transferor's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on Transferor's tax books and records in all material respects.


                7.1.12 Agreements, Contracts And Commitments. Except as set forth on Schedule 7.1.12, Transferor does not have, is not a party to nor is it bound by:

                (i) any collective bargaining agreements,

                (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

                (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                (iv) any employment or consulting agreement, contract or
            commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

                (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                (vi) any fidelity or surety bond or completion bond,

                (vii) any lease of personal property having a value individually in excess of $5,000,

                (viii) any agreement of indemnification or guaranty,

                (ix) any agreement, contract or commitment containing any
            covenant limiting the freedom of Transferor to engage in any line of business or to compete with any person,

                (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $5,000,

                (xi) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Business,

                (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

                (xiii) any purchase order or contract for the purchase of raw materials involving $10,000 or more other than purchases in the ordinary course of business,

                (xiv) any construction contracts,

                (xv) any distribution, joint marketing or development agreement,
            or

                (xvi) any other agreement, contract or commitment that involves
            $5,000 or more and is not cancelable without penalty within thirty
            (30) days.

                (xvii) Except for such alleged breaches, violations and
            defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in Schedule 7.1.12, Transferor has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound and which are required to be set forth in Schedule 7.1.12 (any such agreement, contract or commitment, a "CONTRACT") except for breaches, violations or defaults that will not have a Material Adverse Effect. Each agreement, contract or commitment set forth in any of Transferor Schedules is in full force and effect and, except as otherwise disclosed in Schedule 3.12(b), is not subject to any default thereunder of which Transferor has knowledge by any party obligated to Transferor pursuant thereto.

                7.1.13 Interested Party Transactions. Except as set forth on
Schedule 7.1.13, to the knowledge of Transferor, no director, officer or stockholder of Transferor (nor to the knowledge of Transferor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has, directly or indirectly, (i) a direct interest in any entity which finished or sold, or finishes or sells, services or products that Transferor finishes or sells, or proposes to finish or sell, or (ii) a direct interest in any entity that purchases from or sells or finishes to, Transferor, any goods or services or
(iii) a beneficial interest in any contract or agreement set forth in Schedule 7.1.15; PROVIDED, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.13.

                7.1.14 Governmental Authorization. Schedule 3.14 accurately lists each material consent, license, permit, grant or other authorization issued to Transferor by a governmental entity (i) pursuant to which Transferor currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "TRANSFEROR AUTHORIZATIONS"), which Transferor Authorizations are in full force and effect and constitute all Transferor Authorizations required to permit Transferor to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets.

                7.1.15 Litigation. Except as set forth in Schedule 7.1.15, there is no action, suit, claim or proceeding of any nature pending or, to the knowledge of Transferor, threatened against Transferor, its properties or any of its officers or directors in their capacity as such, nor, to the knowledge of Transferor, is there any basis therefore. Except as set forth in Schedule 7.1.15, there is no investigation pending or to the knowledge of Transferor, threatened against Transferor, its properties or any of its officers or directors (nor, to the Knowledge of Transferor, is there any basis therefore) by or before any governmental entity. Schedule 7.1.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. Except as set forth in Schedule 7.1.15, no governmental entity has at any time challenged or questioned the legal right of Transferor to manufacture, offer or sell any of its products in the present manner or style thereof. Neither Transferor nor any of the Purchased Assets is subject to any material order, writ, injunction, judgment or decree of any court or other governmental agency or authority.

                7.1.16 Accounts Receivable. There are no Accounts Receivable except as shown on the Financial Statements.

                7.1.17 Minute Books. The minutes of corporate proceedings and consents of Transferor and Subsidiary made available to counsel for Acquiror are the only minute books of Transferor and Subsidiaries and contain a reasonably accurate summary of the meetings of directors (or committees thereof) referred to therein.

                7.1.18 Environmental Matters.

                (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies or similar items, are present in any material quantities, as a result of the deliberate actions of Transferor, or, to Transferor's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Transferor has at any time owned, operated, occupied or leased, except for such presence as will not have a Material Adverse Effect.

                (b) Hazardous Materials Activities. Transferor has not
            transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Transferor disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, except for such Hazardous Material Activity as would not have a Material Adverse Effect.

                (c) Permits. Transferor currently holds all environmental
            approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of Transferor's Hazardous Material Activities and other businesses of Transferor as such activities and businesses are currently being conducted.

                (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Transferor's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Transferor. Transferor is not aware of any fact or circumstance which could involve Transferor in any material environmental litigation or impose upon Transferor any material environmental liability.

                (e) Capital Expenditures. Transferor is not aware of any
            material capital expenditures which are required in order for it to comply with Environmental Laws.

            7.2 Acquiror's Representations and Warranties. Acquiror represents and warrants to Transferor as follows:

                7.2.1 Organization and Good Standing. Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

                7.2.2 Authority; No Conflict.

                ( ) This Agreement constitutes the legal, valid, and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms. Upon their execution and delivery by Acquiror at the Closing, the Acquiror's closing documents will constitute the legal, valid, and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms. Acquiror has full corporate power, authority, and capacity to execute and deliver this Agreement and the Acquiror's closing documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of the Acquiror has approved this Agreement and the transactions contemplated hereby.

                (a) Neither the execution and delivery of this Agreement, nor the performance of any of Acquiror's obligations hereunder, nor the consummation of this transaction will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene, conflict with, or result in a violation of any provision of Acquiror's Organizational Documents or any resolution adopted by the Board of Directors or the shareholders of Acquiror; or (ii) give any Person the right to prevent or otherwise interfere with this transaction pursuant to any legal requirement or order to which Acquiror is subject or any Contract to which Acquiror is a party or by which it or any of its assets is bound.

                7.2.3 Certain Proceedings. No proceeding is pending or, to Acquiror's Knowledge, has been threatened against Acquiror that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

                7.2.4 Title to Shares. The Shares are duly authorized and, when issued, upon the consummation of the transactions set forth herein, Transferor will own the Shares free and clear of all liens and encumbrances whatsoever.

         8. Additional Covenants.

            8.1 Covenants by Each Party.

                8.1.1 Release of Acquiror and Transferor. At Closing, Acquiror and Transferor shall enter into a release agreement (the "Release Agreement") in the form of Exhibit D attached hereto.

                8.1.2 Cooperation. Each of the parties hereto shall cooperate with the other parties in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for each party hereto.

                8.1.3 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

                8.1.4 Further Assurances. From time to time after the Closing, Transferor will, at its own expense, execute and deliver, or cause to be executed and delivered, such documents to Acquiror as Acquiror may reasonably request in order more effectively to vest in Acquiror good title to the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement, and from time to time after the Closing, Acquiror will, at its own expense, execute and deliver such documents to Transferor as Transferor may reasonably request in order more effectively to consummate the assumption of the Assumed Liabilities by Acquiror and otherwise to consummate the transactions contemplated by this Agreement.

            8.2 Indemnification.

                8.2.1 By Acquiror. In the event the Acquiror (i) breaches or is deemed to have breached any of the representations and warranties contained in this Agreement or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, then the Acquiror shall hold harmless, indemnify and defend Transferor, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by Transferor to the extent such Damages arise or result from a breach by the Acquiror of any such representations and warranties or a violation of any covenant in this Agreement.

                8.2.2 By Transferor. In the event Transferor (i) breaches or is deemed to have breached any of the representations and warranties contained in this Agreement or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, Transferor shall hold harmless, indemnify and defend Acquiror, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by the acquirer to the extent such Damages arise or result from a breach by Transferor of any such representations or warranties or a violation of any covenant in this Agreement. For purposes of this Section 8.2, "Damages" shall mean any and all costs, losses, damages, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys' fees and expenses incident thereto, incurred in connection with any claim for indemnification arising out of this Agreement, and any and all amounts paid in settlement of any such claim.

            8.3 Retention of and Access to Books and Records. Transferor agree to retain the Books and Records for a period of five (5) years after the Closing Date and to make them available to Acquiror for the purpose of making copies thereof at Acquiror's expense of.

         9. Termination.

            9.1 Termination Events. Except as otherwise provided for, this Agreement may, by notice given prior to or at the Closing (which notice shall specify the grounds for termination), be terminated by mutual written agreement of both Transferor and Acquiror.

            9.2 Effect of Termination. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not constitute an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall thereupon terminate, except that Sections 10 and 12 shall survive; provided, however, that if this Agreement is terminated by a party because of a material Breach of this Agreement by any of the parties or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of any party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

         10. Default; Remedies.

            10.1 Time of Essence. Time is of the essence of the parties' obligations under this Agreement.

            10.2 Remedies. If any party fails to perform its obligations under this Agreement, the other party shall be entitled to pursue all remedies available at law or in equity, including, in the case of a failure to consummate this transaction following satisfaction (or waiver) of the conditions set forth in Section 6.1 or 6.2, as applicable, the remedy of specific performance; provided, however, that except with respect to a failure to close this transaction as provided herein, a party shall not be in default hereunder unless
(i) the non-Breaching party has given the Breaching party notice specifying the nature of the Breach in reasonable detail, and (ii) the Breaching party either
(a) has failed to cure such Breach within ten (10) Business Days after such notice is given, or (b) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within ten (10) Business Days despite the exercise of Best Efforts, has failed to commence curative action within ten (10) Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

         11. Survival of Representations and Warranties; Escrow

            11.1 Survival Of Representations And Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until December 31, 2007.

            11.2 Stockholder Escrow Arrangements.

                (a) Escrow Funds. At the Closing, 25% of the Acquiror's
            Preferred Stock to be issued to Transferor ("Escrow Amount") will be deposited into an escrow account with Thomas Amon, Esq. (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND"). The terms upon which the Escrow Agent will serve in such capacity shall be as provided in an Escrow Agreement to be mutually agreed upon by Acquiror and Transferor, and which will be consistent with the provisions of Section 8.2 and Article 11 (the "ESCROW AGREEMENT"). The Escrow Fund is to be governed by the terms set forth in the Escrow Agreement and maintained at Acquiror's sole cost and expense (the "STOCKHOLDER ESCROW").

                (b) Purpose. The Escrow Fund shall be available to compensate
            Transferor and its affiliates for any claim, loss, expense, liability or other damage, including reasonable attorneys' fees, to the extent of the amount of such claim, loss, expense, liability or other damage (collectively "LOSSES") that Acquiror or any of its affiliates has incurred or reasonably anticipates incurring (in the case of an extension of the Stockholder Escrow period pursuant to
            Section 11.2(c)) by reason of the breach by Transferor of any representation, warranty, covenant or agreement of Transferor contained herein, including the indemnities provided for in Section
            8.2 hereof and the covenants contained in Section 8.1 hereof. Losses shall not include amounts recovered from insurance. Acquiror shall undertake commercially reasonable efforts to claim and collect insurance to which it is entitled with respect to any Losses.

                (c) Termination And Distribution Of Escrow Fund. The Escrow
            shall terminate on December 31, 2005; PROVIDED HOWEVER, that such portion of the Stockholder Escrow, which, in the reasonable judgment of Acquiror, subject to the objection of the Transferor and the subsequent arbitration of the matter in the manner provided in
            Section 11.2(i) hereof, is necessary to satisfy any identified but unsatisfied Losses specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Stockholder Escrow, shall remain in the Stockholder Escrow (and the Stockholder Escrow shall remain in existence) until the earlier of (i) the expiration of the statute of limitations applicable to such claims or (ii) the resolution of such claims. As soon as all such claims have been resolved or the statute of limitations has expired, the Escrow Agent shall deliver to the appropriate security holders of Transferor the remaining portion of the Stockholder Escrow not required to satisfy such claims. Deliveries of Escrow Amounts to the Transferor's stockholders pursuant to this Section 11.2(c) shall be made according to each stockholder's Proportionate Escrow Interest as certified to the Escrow Agent by the Transferor Stockholder Agent.

                (d) Protection Of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Funds during their existence, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Acquiror and shall hold and dispose of the Escrow Funds only in accordance with the terms hereof.

                (e) Claims Upon Escrow Fund. In the event Acquiror incurs or becomes aware of any Losses or potential Losses for which it is entitled to indemnity under Article 8.2 and this Article 11, it shall deliver to the Escrow Agent and the Transferor Stockholder Agent a certificate signed by any officer of Acquiror (an "OFFICER'S CERTIFICATE"): (A) stating that Acquiror has (i) incurred or (ii) for purposes of extending the Escrow pursuant to Section 11.2(c) above, reasonably anticipates that it will have to incur Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly incurred, or the basis for such anticipated liability, and either the nature of the misrepresentation, breach of warranty or claim or the litigation matter to which such item is related. Upon the receipt of a certificate pursuant to clause (A)(i) above and after compliance with the provisions of Sections 11.2(f), (g) and (h) hereof, and if there is no written objection by Transferor as further provided in subsection (g) hereof, the Escrow Agent shall deliver to Acquiror out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses incurred. In determining the number of shares of Acquiror Common Stock to be paid out by the Escrow Agent pursuant to this
            Article V, such shares shall be valued by the Escrow Agent at the value of $1.00 per share.

                (f) Acquiror shall not be entitled to receive any disbursement or cause any amount to be retained in Escrow with respect to any Losses arising in respect of any individual occurrence or circumstance unless the aggregate amount of all Losses shall exceed $10,000; provided that in the event the aggregate amount of such Losses of Acquiror shall exceed $10,000, then Acquiror shall be entitled to recover from the Escrow Fund only Losses in excess of $10,000.

                (g) Objections To Claims. At the time of delivery of any
            Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Transferor Stockholder Agent (as defined in Section 11.2(i)). The Escrow Agent shall make no delivery to Acquiror of any amounts out of the Escrow Fund, pursuant to Section 11.2(e)(A)(i) hereof, unless and until the Escrow Agent shall have received written authorization from the Transferor Stockholder Agent to make such delivery or unless the claim shall have been resolved pursuant to Section 11.2(h). If the Transferor Stockholder Agent shall object to the claim made in the Officer's Certificate, the Transferor Stockholder Agent shall do so in a written statement to such effect delivered to the Escrow Agent. The Transferor Stockholder Agent shall approve or object to any such claim within a reasonable time after actual receipt of the Officer's Certificate.

                (h) Resolution Of Conflicts; Arbitration.

                    (i) In case the Transferor shall so object in writing to any claim or claims made in any Officer's Certificate, the Transferor and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Transferor and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Funds in accordance with the terms thereof.

                    (ii) If no such agreement can be reached after good faith
                negotiation, the matter shall be arbitrated before the American Arbitration Association. Either Acquiror or the Transferor may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained upon the conclusion of such litigation or both parties agree to arbitration, and in either such event the matter shall be settled by binding arbitration conducted by three arbitrators. Acquiror and the Transferor shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 11.2(h); the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions of law, which shall set forth the award, decree or order of the arbitrators.

                    (iii) Judgment upon any award rendered by the arbitrators
                may be entered in any court having jurisdiction. Any such arbitration shall be held at the discretion of Acquiror in Naples or Tampa Florida, under the rules then in effect of the American Arbitration Association.

                (i) Agent Of Transferor's Stockholders; Power Of Attorney.

                    (i) Upon execution and delivery of this Agreement, without further act of any stockholder of Transferor, Paul Janssens shall be appointed as agent and attorney-in-fact (the "TRANSFEROR STOCKHOLDER AGENT") for each stockholder of Transferor on whose behalf any Acquiror Common Stock was deposited into the Escrow Fund for and on behalf of stockholders of Transferor, to give and receive notices and communications, to authorize delivery to Acquiror of Acquiror Common Stock from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Transferor Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of Transferor from time to time upon not less than thirty (30) days prior written notice to Acquiror; provided that the Transferor Stockholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Funds agree to such removal and to the identity of the substituted agent. No bond shall be required of the Transferor Stockholder Agent, and the Transferor Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Transferor Stockholder Agent shall constitute notice to or from each of the stockholders of Transferor.

                    (ii) The Transferor Stockholder Agent shall not be liable
                for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of Transferor on whose behalf the amounts were contributed to the Escrow Funds shall severally indemnify the Transferor Stockholder Agent and hold the Transferor Stockholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Transferor Stockholder Agent and arising out of or in connection with the acceptance or administration of the Transferor Stockholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Transferor Stockholder Agent.

                (j) Actions Of The Transferor's Stockholder Agent. A decision, act, consent or instruction of the Transferor Stockholder Agent shall constitute a decision of all the stockholders for whom a portion of the amounts otherwise issuable to them are deposited in the Escrow Funds and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Acquiror may rely upon any such decision, act, consent or instruction of the Transferor's Stockholder Agent as being the decision, act, consent or instruction of each and every such stockholder of Transferor. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Transferor Stockholder Agent.

                (k) Third-Party Claims. If during The Escrow Period, a
            third-party asserts a claim which gives rise to a claim to The Escrow supported by an Officer's Certificate, Acquiror shall have the right in its sole discretion to defend and to settle such third-party claim, provided, however, that any counsel retained to defend a third-party claim to be satisfied from the Escrow Fund shall be reasonably acceptable to the Transferor Stockholder Agent and Acquiror shall not settle any such third party claim without the prior consent of the Transferor Stockholder Agent, which consent shall not be unreasonably withheld.

         12. Escrow Agent's Duties.

                (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Acquiror and the Transferor Stockholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith

                (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                (c) The Escrow Agent shall not be liable in any respect on account of the rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                (e) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Acquiror and the Transferor Stockholder Agent to this Agreement; PROVIDED, HOWEVER, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:
            Acquiror and the Transferor Stockholder Agent shall use their best efforts to mutually agree upon a successor agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Acquiror shall have the right to appoint a successor escrow agent. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement.

         13. Limitation On Liability. Notwithstanding any other provision of this Agreement to the contrary, absent fraud or bad faith, the liability of Transferor with respect to any claim for a breach of any representation, warranty, covenant or agreement contained in this Agreement shall be limited to the assets of the Escrow Fund, and no Principal Stockholder shall have any liability to Acquiror or arising from any breach after the termination of the Escrow other than with respect to claims made prior to such termination under
Section 11.2(c) (and liability with such claims shall be limited to the amount held in the Escrow as a result thereof).

         14. Construction and Interpretation..

             14.1 The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. References herein to sections are to sections of this Agreement unless otherwise specified.

             14.2 Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. The masculine gender shall also include the feminine and neutral genders and vice versa.

             14.3 As used herein, (i) the term "party" refers to a party to this Agreement, unless otherwise specified, (ii) the terms "hereof," "herein," "hereunder," and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the term "this transaction" refers to the transaction contemplated by this Agreement, (iv) the term "including" is not limiting and means "including without limitation," (v) the term "documents" includes all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced, and (vi) the term "property" includes any kind of property or asset, real, personal, or mixed, tangible or intangible.

             14.4 In the event any period of time specified in this Agreement ends on a day other than a Business Day, such period shall be extended to the next following Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

             14.5 This Agreement is the product of arm's length negotiations among, and has been reviewed by counsel to the parties and is the product of all the parties. Accordingly, this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

         15. Miscellaneous Provisions.

             15.1 Survival of Covenants. Each covenant or agreement of the parties set forth in this Agreement which by its terms expressly provides for performance after the Closing Date shall survive the Closing and be fully enforceable thereafter.

             15.2 Expenses. Except as otherwise provided, each party shall bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and this transaction, including all fees and expenses of its own Representatives or any other similar payment in connection with this transaction.

             15.3 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

             15.4 Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party. No assignment of this Agreement shall release the assigning party from its obligations under this Agreement.

             15.5 Notices. All notices under this Agreement shall be in writing. Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested. Notices to any party shall be directed to its address set forth below, or to such other or additional address as any party may specify by notice to the other party. Any notice delivered in accordance with this Section 13.5 shall be deemed given when actually received or, if earlier, (a) in the case of any notice transmitted by facsimile, on the date on which the transmitting party receives confirmation of receipt by facsimile transmission, telephone, or otherwise, if sent during the recipient's normal business hours or, if not, on the next Business Day, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the next Business Day after delivery to the service or, if different, on the day designated for delivery, or (c) in the case of any notice mailed by certified U.S. mail, two (2) Business Days after deposit therein.


       If to TRANSFEROR:                  Alternative Construction Technologies
                                          Corp.
                                          992 Winterberry Drive
                                          Marco Island, FL 34145
                                          Attn: Paul Janssens


       With a copy to:                            ___________, Esq.
                                                  _________________
                                                  _________________
                                                  __________________

       If to ACQUIROR:                    Alternative Construction Company, Inc.
                                          1900 S. Harbor City Blvd.
                                          Suite 315
                                          Melbourne, FL 32955

       With a copy to:                    Thomas Amon, Esq.
                                          500 Fifth Avenue
                                          Suite 1650
                                          New York, NY 10110

             15.6 Waiver. Any party's failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy shall not constitute a waiver of that or any other right or remedy hereunder. A waiver of any Breach of any provision of this Agreement shall not constitute a waiver of any succeeding Breach of such provision or a waiver of such provision itself. No waiver of any provision of this Agreement shall be binding on a party unless it is set forth in writing and signed by such party.

             15.7 Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

             15.8 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, then (i) such provision shall be enforceable to the fullest extent permitted by applicable law, and (ii) the validity and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

             15.9 Integration. This Agreement, including the Exhibits and Schedules hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. The parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement, in the Exhibits and Schedules to this Agreement.

             15.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to the principles thereof relating to conflicts of laws).

             15.11 Arbitration. All disputes or claims arising out of or relating to this Agreement, or the breach hereof, including disputes as to the validity and/or enforceability of this Agreement or any portion thereof, and any claims for indemnification under the provisions of this Agreement, shall be resolved by binding arbitration conducted in Sarasota, Florida. Any arbitration pursuant to this Section 12.11 shall be conducted, upon the request of any party, before a single arbitrator selected by the parties or, failing agreement on the choice of an arbitrator within thirty (30) days of service of written demand for arbitration, by an arbitrator designated by the Presiding Judge of the Superior Court for Collier County, Florida. The arbitrator shall be a practicing attorney licensed to practice in one or more of the fifty (50) states, with substantial experience in commercial and/or commercial litigation matters, who has been in active practice for at least ten (10) years. Such arbitration shall be conducted in accordance with the laws of the State of Florida and pursuant to the commercial arbitration rules of the American Arbitration Association (although not under the auspices of the American Arbitration Association) and such of the federal rules of civil procedure as the arbitrator may determine. The arbitration shall be conducted within forty-five
(45) days of the selection of the arbitrator and the arbitrator shall render his or her decision within twenty (20) days after conclusion of the arbitration. The prevailing party in the arbitration shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorneys' fees and the fees of the arbitrator) of investigating, preparing, and pursuing or defending the arbitration claim as such costs and expenses are awarded by the arbitrator. The duty to arbitrate shall survive a termination or cancellation of this Agreement and shall be specifically enforceable under applicable federal law and the prevailing arbitration law of the State of Florida. The decision of the arbitrator shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

             15.12 Execution. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each party may rely upon the signature of each other party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting party.

             15.13 Waiver of Conflicts The parties acknowledge that certain of the principals of QMC may have independent agreements with ACC providing for their employment after the Closing. The terms and conditions of these agreements have been negotiated in good faith and at arms-length. Any conflict of interest, whether real or implied resulting from these prior agreements are deemed by the parties hereto to be waived.

             15.14 Incorporation of Recitals, Exhibits, and Schedules. The Recitals to this Agreement and all Exhibits and Schedules to this Agreement are incorporated herein by this reference.

             15.15 Further Assurances. Each party agrees to execute and deliver such additional documents and instruments as may reasonably be required to effect this transaction fully, so long as the terms thereof are consistent with the terms of this Agreement.

             15.16 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of Transferor and Acquiror, and, subject to the restrictions on assignment set forth herein, their respective successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

             15.17 Bulk Sales Acquiror hereby waives compliance by transferor with the provisions of any applicable bulk sales law (including the applicable sections of the Uniform Commercial Code of any state, and transferor hereby agrees to indemnify and hold Acquiror harmless for any liability, cost and expenses resulting from any such non-compliance.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

         TRANSFEROR:       ALTERNATIVE CONSTRUCTION TECHNOLOGIES CORP.
                           A Tennessee corporation

                           By:____________________________________________

                           Name: _________________________________________

                           Its:____________________________________________


                  ACC:     ALTERNATIVE CONSTRUCTION COMPANY, INC,
                           a Florida corporation


                           By:______________________________________________

                           Name: ___________________________________________

                           Its: ______________________________________________

                                     EXHIBIT A
                                     ---------

The following are the assets used in the Business:


                                     PATENTS
                                     -------

U.S PATENT NO.                     DATE ISSUED                  INVENTORS
--------------                     -----------                  ---------

6,438,906                        August 27, 2002            Komaorowski, Nadia,
                                                            Deming, Joey
5,373,678                        December 20, 1994          Francis J. Hesser,
                                                            Al Demopolis
5,827,458                        October 27, 1998           James A. Meadows


                               ACCOUNTS RECEIVABLE
                               -------------------

                   Towell                           $86,780.86
                   Wolfe                              1,054.21
                   Wilshire                          41,329.94
                   Lacher                             1,809.26
                   Crown                              8,024.17
                   Daedalus                          11,073.29
                   Bell                              19,377.94
                   Swanson                           15,339.82
                   Aih                               30,990.55
                   Watson                            18,629.50
                   Tara                              49,677.40



                                  FIXED ASSETS
                                  ------------


ITEMS                            COST       ACCUM DEPREC          BOOK VALUE
-----                            ----       ------------          ----------

Furniture/Fixtures           10,597.09          9,392.90            1,204.19
Computer Equipment           37,678.47         36,070.93            1,245.34
Machinery Equipment         170,696.77        101,588.54           69,108.23
Building Upgrades            31,693.79         11,976.10           19,717.69

                                    EXHIBIT B
                                    ---------

                               ASSUMED LIABILITIES
                               -------------------

         The only assumed liabilities of Transferor pursuant to the terms and conditions of this Agreement shall be:

         Invoice from Linden Industries, Inc., Invoice #6083, dated October 5, 2004 in the amount of $234,956.68. This invoice is for final payment and installation of the following:

                  One (1) Pentane Bulk Storage System and Penta-Meter Pentane Metering Machine Per Confirmation of Order No. 2818-1.

                                    EXHIBIT C
                                    ---------

                                  BILL OF SALE

                                       AND

                            ASSIGNMENT AND ASSUMPTION


         This Bill of Sale and Assignment and Assumption Agreement (this "Bill of Sale"), dated as of January 15, 2005 (the "Effective Date") by and between Alternative Construction Technologies Corp., a Florida corporation ("Transferor"), and Alternative Construction Company, Inc., a Florida corporation ("ACC" or "Acquiror").

                                    RECITALS:
                                    ---------

         A. TRANSFEROR and ACC entered into that certain Purchase Agreement, December 14, 2004 (the "Agreement"), which provides, on the terms and conditions set forth therein, for the transfer by Transferor and purchase by Acquiror of the Business of Transferor as set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.


         B. The assets being sold by Transferor and purchased by Acquiror include, but are not limited to, all of Transferor's tangible and intangible property used in the Business (the "Purchased Assets") as set forth in the Agreement.

         C. Acquiror desires to obtain all right, title and interest in and to any and all of the Purchased Assets.

         D. This Bill of Sale is being executed and delivered in order to effect the transfer of the Purchased Assets to Acquiror, as provided in the Agreement.

         NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor agree as follows:

         1. Assignment. Transferor hereby sells, grants, conveys, bargains, transfers, assigns and delivers to Acquiror, and to Acquiror's successors and assigns, all of Transferor's rights, titles and interests, legal and equitable, throughout the world, in and to the Purchased Assets, to have and to hold the same forever. This is a transfer and conveyance by Transferor to Acquiror of good and marketable title to the Purchased Assets, free and clear of all encumbrances except as provided in the Agreement or on the Schedules thereto. Subject to the conditions and limitations contained in the Agreement, Transferor hereby covenants and agrees to warrant and defend title to the Purchased Assets against any and all claims whatsoever to the extent represented and warranted to in the Agreement.

         2. Assumption. Acquiror, in consideration of the assignment, hereby assumes and undertakes to discharge, as appropriate in accordance with their terms, all of the Assumed Liabilities except as otherwise set forth in the Agreement. Except as provided for in this Paragraph 2, Acquiror is not hereby assuming, and the Acquiror shall not assume or otherwise be obligated to pay, perform, satisfy or discharge, any liabilities or obligations of Transferor or the Business.

         3. Further Assurances. Transferor agrees that it will, at Acquiror's request at any time and from time to time after the date hereof and without further consideration, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and other instruments and assurances as may be considered by Acquiror, its successors and assigns, to be necessary or proper to better effect the sale, conveyance, transfer, assignment, assurance, confirmation and delivery of ownership of the Purchased Assets to Acquiror, or to aid and assist in collecting and reducing to the possession of Acquiror, any and all Purchased Assets.

         4. Amendment or Termination; Successors and Assigns. This Bill of Sale may not be amended or terminated except by a written instrument duly signed by each of the parties hereto. This Bill of Sale shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns.

         5. No Third Parties. Nothing in this Bill of Sale, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than Acquiror and Transferor, their successors and assigns, any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of the Acquiror and Transferor, their successors and assigns.

         6. Construction. This Bill of Sale, being further documentation of a portion of the conveyances, transfers and assignments provided for in and by the Agreement, neither supersedes, amends, or modifies any of the terms or provisions of the Agreement nor does it expand upon or limit the rights, obligations or warranties of the parties under the Agreement. In the event of a conflict or ambiguity between the provisions of this Bill of Sale and the Agreement, the provisions of the Agreement will be controlling.

         7. Governing Law. The rights and obligations of the parties under this Bill of Sale will be construed under and governed by the internal laws of the State of Florida (regardless of its or any other jurisdiction's conflict-of-law provisions).

         8. Counterparts. This Bill of Sale may be executed by facsimile in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the Effective Date.

              TRANSFEROR:                ALTERNATIVE CONSTRUCTION
                                         TECHNOLOGIES CORP.
                                         a Tennessee corporation


                                         By:      __________________________

                                         Name: __________________________

                                         Its:     __________________________




              ACQUIROR:                  ALTERNATIVE CONSTRUCTION
                                         COMPANY, INC.
                                         a Florida corporation


                                         By:      ____________________________

                                         Name: ____________________________

                                         Its:     ____________________________

                                    EXHIBIT D
                                    ---------

                            MUTUAL RELEASE AGREEMENT


         This Mutual Release Agreement (this "Release Agreement"), dated as of January 15, 2004 (the "Effective Date"), by and between Alternative Construction Technologies, Corp., a Tennessee corporation ("Transferor") and Alternative Construction Company, Inc., a Delaware corporation ("ACC or Acquiror").

                                    RECITALS

         WHEREAS, Transferor and ACC are parties to that certain Purchase Agreement, dated December 14, 2004 (the "Purchase Agreement"), and this Release Agreement is that certain Release Agreement as that term is defined in the Asset Purchase Agreement; and

         WHEREAS, Transferor and ACC now wish to enter into this Release Agreement with respect to the consummation of the Purchase Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

         1. Definitions. Any capitalized term used in this Release Agreement without definition shall have the meaning given to such term in the Purchase Agreement.

         2. Release by Transferor. Transferor hereby fully, forever, irrevocably, and unconditionally releases and discharges ACC, including, as applicable, all past and present officers, directors, stockholders, affiliates (including, but not limited to, parent, subsidiary and affiliated corporations), agents, employees, representatives, lawyers, administrators, spouses, and all persons acting by, through, under, or in concert with them, from any and all claims, damages or other sums, including attorneys' fees and costs, which Transferor may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the effective date of this Agreement, whether now known or unknown, and whether asserted or unasserted.

         3. Release by Aquiror. Aquiror hereby fully, forever, irrevocably, and unconditionally releases and discharges Transferor, including, as applicable, all past and present officers, directors, stockholders, affiliates (including, but not limited to, parent, subsidiary and affiliated corporations), agents, employees, representatives, lawyers, administrators, spouses, and all persons acting by, through, under, or in concert with them, from any and all claims, damages or other sums, including attorneys' fees and costs, which Aquiror may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the effective date of this Agreement, whether now known or unknown, and whether asserted or unasserted.

         4. Miscellaneous.

            4.1 Severability. The invalidity of all or any part of this Release Agreement shall not render invalid the remainder of this Release Agreement. In the event a court of competent jurisdiction should decline to enforce any provision of this Release Agreement, such provision shall be reformed to the extent necessary in the judgment of such court to make such provision enforceable to the maximum extent that the court shall find enforceable.

            4.2 Notices. Any notice hereunder shall be sufficient if in writing and telefaxed to the party or sent by certified mail, return receipt requested and addressed as follows:


            If to TRANSFEROR         ALTERNATIVE CONSTRUCTION TECHNOLOGIES CORP.
                                     992 Winterberry Drive
                                     Marco Island, FL 34155
                                     Attn: Paul Janssens


            With a copy to:          __________, Esq.
                                     ______________
                                     ______________
                                     ______________

            If to ACC:               Alternative Construction Company, Inc.
                                     1900 S. Harbor City Blvd.
                                     Suite 315
                                     Melbourne, FL 32955

            With a copy to:          Thomas Amon, Esq.
                                     770 Lexington Avenue
                                     6th Floor
                                     New York, NY 10021

            4.3 Governing Law. This Agreement is made and shall be construed and performed in accordance with the laws of the State of Florida.

            4.4 Waiver of Agreement. Any term or condition of this Release Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Release Agreement, in any one or more instance, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Release Agreement on any future occasion. All remedies, either under this Release Agreement, by law or otherwise, will be cumulative and not alternative.

            4.5 Headings. The headings of the sections of this Release Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

            4.6 Counterparts. This Release Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the parties has caused this Release Agreement to be executed as of the Effective Date.

                  TRANSFEROR:          ALTERNATIVE CONSTRUCTION
                                       TECHNOLOGIES CORP.
                                       A Tennessee corporation


                                       By:      __________________________

                                       Name: __________________________

                                       Its:     __________________________


                  ACC:                 ALTERNATIVE CONSTRUCTION
                                       COMPANY, INC.
                                       a Florida corporation


                                       By:      ____________________________

                                       Name: ____________________________

                                       Its:     ____________________________

                                    EXHIBIT E
                                    ---------

                        TERMS OF SERIES B PREFERRED STOCK
                        ---------------------------------


Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Preferred Stock" and the number of shares constituting such series shall be five million (5,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred -------- ------- Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

Section 2.   Voting Rights.

             (A) The shares of Series B Preferred Stock shall be entitled to that number of votes equal to the largest whole number of shares of Common Stock into which the shares of Series B Preferred Stock may be converted at the time of such vote.

             (B) Except as otherwise provided herein, by law, or in any other Certificate of Designation creating a series of preferred stock or any similar stock, the holders of shares of Series B Preferred Stock, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

             (C) Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 3.   Conversion

             (A) Optional Conversion. Except when automatically converted pursuant to Section 3(B) or when liquidated pursuant to Section 4, the shares of Series B Preferred Stock upon issuance shall be convertible at the option of the stockholder into shares of Common Stock. Each share of the Series B Preferred Stock shall initially be convertible into one share of Common Stock (the "Conversion Ratio"). Upon conversion pursuant to this Section 3(A), any accrued but unpaid cash dividends, on the shares of Series B Preferred Stock being converted will be paid by the Corporation out of lawfully available funds or an equivalent value, based on the then fair market value of the Corporation, or additional shares of Common Stock with the choice between cash or additional shares of Common Stock being at the discretion of the converting stockholder, which choice shall be set forth in such converting stockholder's notice of conversion. If the Corporation and the converting stockholder cannot agree upon the fair market value of the Corporation then the converting stockholder shall receive any accrued but unpaid cash dividends on the shares of Series B Preferred Stock being converted in cash.

             (B) Automatic Conversion. The shares of Series B Preferred Stock shall be automatically converted into shares of Common Stock upon
             (i) a registration of any class of equity securities of the Corporation with the U.S. Securities and Exchange Commission or
             (ii) the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B Preferred Stock. Any accrued but unpaid cash dividends, on the shares of Series B Preferred Stock being converted shall be paid similarly as in Section 3(A).

Section 4.   Liquidation, Dissolution or Winding Up.

             (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $_______ per share, (the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received the Common Adjustment, as defined by the Certificate of Designation, Preferences, and Rights of Series A Preferred Stock of the Corporation. Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series B Preferred Stock shall receive their ratable and proportionate share of the remaining assets to be distributed on an as if converted basis.

             (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

             (C) Neither the consolidation, merger or other business combination of the Corporation with or into any other entity, or the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

Section 5. Consolidation, Merger, etc. In the event the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any event the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Conversion Ratio times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 6. Adjustment of Conversion Ratio The Conversion Ratio shall be adjusted for any pro rata non-cash distributions to holders of shares of Common Stock, including without limitation, stock dividends, stock splits and securities issued in a recapitalization. In such event the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

Section 8. Priority. The Series B Preferred Stock shall rank senior to the Corporation's Common Stock, and junior to the Series A Preferred Share and all other series of the Corporation's preferred stock, as to the payment of dividends and the distribution of assets unless the terms of any such series shall provide otherwise.

Section 9. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B Preferred Stock, voting together as a single class.

Section 10. Fractional Shares. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

                                 SCHEDULE 4.2.1
                                 --------------

                                    CONSENTS
                                    --------

                  [INSERT AGREEMENTS WHICH ARE BEING ASSIGNED]





















                                       1